Exhibit 3.1

NO: 1016246

British Virgin Islands

BVI Business Companies Act, 2004

Memorandum of Association
and

Articles of Association
of

ReneSola Ltd

A COMPANY LIMITED BY SHARES

Incorporated on the 17th day of March, 2006
Amended and Restated on the 11th day of March, 2009

Amended and Restated on the 9th day of September, 2010
Amended and Restated on the 28th day of August, 2013
Amended and Restated on 11th day of December, 2020

HARNEYS CORPORATE SERVICES LIMITED

Craigmuir Chambers
Road Town

Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ReneSola Ltd

A COMPANY LIMITED BY SHARES

1	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Board” means the board of Directors of the Company or the Directors present at a duly convened meeting of the Directors at which a quorum is present;

“business day” means a weekday on which banks are generally open for business in the City of London;

“BVI Companies Act” means the BVI Business Companies Act 2004 (as amended);

“clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Directors” mean those persons holding office as directors of the Company from time to time;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“electronic” means actuated by electric, magnetic, electro-magnetic, electro-chemical or electro- mechanical energy and “by electronic means” means by any manner capable of being so actuated and shall include e-mail and/or other data transmission service;

“executed” includes any mode of execution;

“executive director” means an Executive Chairman, Chief Executive Director, Joint Chief Executive Director, Managing Director, Joint Managing Director, Assistant Managing Director or Chief Operations Officer of the Company or a Director who is the holder of any other employment or executive office with the Company;

“held” means, in relation to Shares, the Shares entered in the register of members as being held by a member and term “holds” and “holder” shall be construed accordingly;

“month” means a calendar month;

“Non Executive Director” means any Director other than an Executive Director;

“paid up” means paid up or credited as paid up and includes any sum paid by way of premium;

“recognised” clearing house shall have the meaning ascribed by Section 285 of the Financial Services and Markets Act 2000;

“Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Preferred Shares” means the preferred shares of no par value of any class that the Company creates or has created;

“present in person” means, in the case of an individual, that individual or his lawfully appointed attorney being present in person and, in the case of a corporation, being present by duly authorised representative or lawfully appointed attorney and, in relation to meetings, “in person” shall be construed accordingly;

“recognized clearing house” shall have the meaning ascribed by section 285 of the Financial Services and Markets Act 2000;

“recognised investment exchange” shall have the meaning ascribed by section 285 of the Financial Services and Markets Act 2000;

“recognised person” means a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange;

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001/3755);

“relevant system” means a relevant system as referred to in the Regulations to include Crest;

“Memorandum” means this Memorandum of Association of the Company;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act; “Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of 50% of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of 50% of the votes of Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means a Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Stock Exchanges” means London Stock Exchange Plc and the New York Stock Exchange or any successor bodies carrying on their functions;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

“UK CA 2006” means the United Kingdom Companies Act 2006 including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder;

“UK Companies Act” means the United Kingdom Companies Act 1985 including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder;

“United Kingdom” means Great Britain and Northern Ireland.

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2	NAME

The name of the Company is ReneSola Ltd.

3	STATUS

The Company is a company limited by shares.

4	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2	The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorised to issue a maximum of 800,000,000 no par value Shares of a single class.

6.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6.3	Shares may be issued in one or more series of Shares as the directors may by Resolution of Directors determine from time to time.

6.4	The directors of the Company may, subject to section 9 of the Act, by amending this Memorandum of Association and, where necessary, the Articles, create additional classes of Shares and determine the rights, privileges, restrictions and conditions thereof including without limitation, new classes of Preferred Shares or other Shares issued by the Company from time to time. To the extent legally permitted, such number of Shares may be increased or decreased by Resolution of Directors, provided that no decrease shall reduce the number of Shares of a class to a number less than the number of Shares of such class then issued and outstanding plus the number of Shares of such class reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into such class of Shares.

7	RIGHTS OF SHARES

7.1	Each Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

7.2	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.

8	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued Shares in that class.

9	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or superior thereto.

10	REGISTERED SHARES

10.1	The Company shall issue registered Shares only.

10.2	The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11	TRANSFER OF SHARES

11.1	Subject to the provisions of Sub-Regulations 6.2 and 6.3 of the Articles, the Company shall, on receipt of an instrument of transfer complying with Sub-Regulation 6.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

11.2	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

12	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1	Subject to paragraphs 6.4, 8 and 9, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or Resolution of Directors.

12.2	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

Signed for HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 March 2006:

Incorporator

Sgd: Andrew Swapp

Andrew Swapp

Authorised Signatory

HARNEYS CORPORATE SERVICES LIMITED

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ReneSola Ltd

A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES

1.1	Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

1.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

1.3	If several Persons are registered as joint holders of any Shares, any one of such Persons may give an effectual receipt for any Distribution.

2.	SHARES

2.1	Shares and other Securities may be issued at such times, to such Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.2	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

2.3	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.4	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.5	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Person ceased to be a Shareholder.

2.6	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.7	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

2.8	Nothing in these Articles shall require title to any shares or other securities of the Company to be evidenced by a certificate if the BVI Companies Act and the rules of the Stock Exchanges permit otherwise.

2.9	Subject to the BVI Companies Act and the rules of the Stock Exchanges, the Board without further consultation with the holders of any Shares or securities of the Company may resolve that any class or series of Shares or other securities of the Company from time to time in issue or to be issued (including shares in issue at the date of the adoption of these Articles) may be issued, held, registered, converted to, transferred or otherwise dealt with in uncertificated form in accordance with the Regulations and practices instituted by the operator of the relevant system and no provision of these Articles will apply to any uncertificated share or other securities of the Company to the extent that they are inconsistent with the holding of such shares or other securities in uncertificated form or the transfer of title to any such shares or other securities by means of a relevant system or any provision of the Regulations.

2.10	Conversion of shares held in certificated form into shares held in uncertificated form, and vice versa, may be made in such manner as the Board may, in its absolute discretion, thinks fit (subject always to the Regulations and the requirements of the relevant system concerned). The Company shall enter on the register of members how many Shares are held by each Shareholder in uncertificated form and in certificated form and shall maintain the register of members in each case as is required by the Regulations and the relevant system concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated Shares and uncertificated Shares or as a result of any provision of these Articles or the Regulations which apply only in respect of certificated or uncertificated Shares.

2.11	If a share certificate for certificated Shares is defaced, worn out, lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement or wearing out, on delivery up of the old certificate to the Company.

2.12	All forms of certificate for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall be issued under the Seal or in such other manner as the Board may authorise. The Board may by Resolution of Directors determine, either generally or in any particular case or cases, that any signatures on any such certificate need not be autographic but may be affixed to such certificate by some mechanical or electronic means or may be printed thereon or that such certificate need not be signed by any person.

2.13	Any Shareholder receiving a share certificate for certificated Shares shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof.

2.14	If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such Shares.

3.	REDEMPTION OF SHARES AND TREASURY SHARES

3.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not, except pursuant to Sub-Regulation 3.7, purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.3	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

3.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50% of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

3.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

3.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

3.7	Where:

(a)	the Company undertakes any division of the issued Shares pursuant to section 40A of the Act, and

(b)	pursuant such division a Shareholder holds a total number of Shares which includes a fractional Share,

the Company may compulsorily redeem such fractional Share so that (subsequent to such redemption) the Shareholder holds a whole number of Shares. Where the Company compulsorily redeems a fractional Share under this Regulation, the price at which such fractional Share is redeemed shall be calculated on the basis of US$1.50 per Share (rounded up to the nearest 1¢).

4.	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

4.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

4.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

5.	FORFEITURE

5.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3	The written notice of call referred to in Sub-Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4	Where a written notice of call has been issued pursuant to Sub-Regulation 5.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6.	TRANSFER AND TRANSMISSION OF SHARES

6.1	Subject to any limitations in the Memorandum, certificated Shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the Directors may accept such evidence of a transfer of Shares as they consider appropriate.

6.2	In the case of uncertificated Shares, and subject to the BVI Companies Act, a Shareholder shall be entitled to transfer his Shares and other securities by means of a relevant system and the operator of the relevant system shall act as agent of the Shareholders for the purposes of the transfer of Shares or other securities.

6.3	Any provision in these Articles in relation to the Shares shall not apply to any uncertified Shares to the extent that they are inconsistent with the holding of any Shares in uncertificated form, the transfer of title to any Shares by means of a relevant system and any provision of the Regulations.

6.4	The transferor of any Shares shall remain the holder of those Shares until the name of the transferee is entered in the register as the holder of those Shares.

6.5	The Register may be closed at such times and for such periods as the Board may from time to time determine, not exceeding in whole thirty days in each year, upon notice being given by advertisement in a leading daily newspaper and in such other newspaper (if any) as may be required by the BVI Companies Act and the practice of the Stock Exchanges.

6.6	The Board may decline to register a transfer of any Share to a person known to be a minor, bankrupt or person who is mentally disordered or a patient for the purpose of any statute relating to mental health.

6.7	The Board may also decline to register any transfer unless:-.

(a)	any written instrument of transfer, duly stamped (if so required), is lodged with the Company at the registered office or such other place as the Board may appoint accompanied by the certificate for the Shares to which it relates (except in the case of a transfer by a recognised person or a holder of such Shares in respect of whom the Company is not required by law to deliver a certificate and to whom a certificate has not been issued in respect of such Shares);

(b)	there is provided such evidence as the Board may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so;

(c)	any instrument of transfer is in respect of only one class or series of Share; and

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four.

The Company may retain an instrument of transfer which is registered but a transfer which the Directors refuse to register shall (except in the case of known or suspected fraud) be returned to the person lodging it when notice of the refusal is given.

6.8	If the Board declines to register a transfer it shall, within ten business days or such other period (if any) as may be prescribed by the BVI Companies Act, send to the transferee notice of the refusal.

6.9	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, distringas or stop notice, order of court or other instrument relating to or affecting the title of any Share, or otherwise making any entry in the Register relating to any Share.

6.10	The executor or administrator of a deceased Shareholder, the guardian of an incompetent member or the trustee of a bankrupt Shareholder shall be the only person recognised by the Company as having any title to his Share but they shall not be entitled to exercise any rights as a Shareholder of the Company until they have proceeded as set forth in the next following three regulations.

6.11	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Shareholder or of the appointment of a guardian of an incompetent Shareholder or the trustee of a bankrupt Shareholder shall be accepted by the Company even if the deceased, incompetent or bankrupt Shareholder is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the Directors may obtain appropriate legal advice. The Directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

6.12	Any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence being produced as may reasonably be required by the Directors and in the case of uncertificated Shares subject also to the facilities and requirements of the relevant system concerned. An application by any such person to be registered as a Shareholder shall for all purposes be deemed to be a transfer of Shares of the deceased, incompetent or bankrupt Shareholder and the Directors shall treat it as such.

6.13	Any person who has become entitled to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such Share or Shares and such request shall likewise be treated as if it were a transfer.

6.14	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

7.	MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1	Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable provided that once in every year the directors shall convene an annual meeting of shareholders.

7.2	Upon the written request of Shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

7.3	The director convening a meeting shall give not less than 14 days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting on a date to be determined by the directors; and

(b)	the other directors.

7.4	The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.5	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

7.6	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

7.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

ReneSola Ltd.

I/We being a Shareholder of the above Company HEREBY APPOINT …………………………… of …………………………… or failing him ………..……………… of ………………………..…… to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this …… day of ………………………..……, 20……

……………………………

Shareholder

7.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

7.11	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

7.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

7.13	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.14	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.15	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.16	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

7.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

7.18	Any Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Person shall be disregarded.

7.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.21	An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

8.	DIRECTORS

8.1	The first directors of the Company shall be appointed by the first registered agent within 6 months of the date of incorporation of the Company; and thereafter, the directors shall be elected by Resolution of Shareholders.

8.2	No person shall be appointed as a director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or to be nominated as a reserve director.

8.3	Subject to Sub-Regulation 8.1, the minimum number of directors shall be one and the maximum number shall be ten.

8.4	Each director holds office for the term, if any, fixed by the Resolution of Shareholders appointing him, or until his earlier death, resignation, removal or retirement at the age of 70 years. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation, retirement or removal.

8.5	The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as a director to fill a vacancy or as an additional director the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office or until the next annual general meeting (where such appointment shall be approved by the Shareholders) whenever is earlier.

8.6	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

8.7	Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole director of the Company, the sole Shareholder/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company as a reserve director of the Company to act in the place of the sole director in the event of his death.

8.8	The nomination of a person as a reserve director of the Company ceases to have effect if:

(a)	before the death of the sole Shareholder/director who nominated him,

(i)	he resigns as reserve director, or

(ii)	the sole Shareholder/director revokes the nomination in writing; or

(b)	the sole Shareholder/director who nominated him ceases to be able to be the sole Shareholder/director of the Company for any reason other than his death.

8.9	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

8.10	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

8.11	A director is not required to hold a Share as a qualification to office.

8.12	Without prejudice to the provisions of retirement by rotation hereinafter contained, the office of a Director shall be vacated in any of the events following, namely:

(a)	if (not being an Executive Director whose contract precludes resignation) he resigns his office by notice in writing delivered to the registered office or tendered at a meeting of the Board; or

(b)	if the Board resolves that he is through physical or mental incapacity or mental disorder no longer able to perform the functions of a Director; or

(c)	if he fails, without leave, to attend (whether or not an alternate Director appointed by him attends) three successive Board meetings or four Board meetings in any consecutive period of 12 months despite a notice being given to him prior to such third or fourth meeting (as the case may be) that the provisions of this paragraph might apply and not less than two-thirds of all the other Directors (excluding the Director concerned and, in his capacity as such, any alternate director appointed by the Director concerned) resolving that his office should be vacated; or

(d)	if he becomes bankrupt or insolvent or makes an arrangement or composition with his creditors or applies to the Court for an interim order under section 253 of the United Kingdom Insolvency Act 1986 in connection with a voluntary arrangement; or

(e)	any event analogous to those listed in Regulation 8.15 under the laws of any other jurisdiction occurs in relation to a Director; or

(f)	if he is prohibited by law from being a Director; or

(g)	if he ceases to be a Director by virtue of the BVI Companies Act or is removed from office pursuant to these Articles.

In the case of Regulation 8.15 (b) to (e) inclusive above, the Director shall be removed from office.

8.13	A resolution of Directors declaring that a Director has vacated office under regulation 8.12 shall be conclusive as to that fact and as to the ground of vacation as stated in the resolution.

8.14	Without prejudice to any of the provisions for disqualification of Directors or for the retirement by rotation hereinafter contained, the office of a Director shall be vacated if by notice in writing delivered to the registered office or tendered at a meeting of the Board his resignation is requested by all of the other Directors (being not less than three in number) excluding the Director concerned and, in his capacity as such, any alternate Director appointed by the Director concerned.

8.15	At every annual meeting of Shareholders one-third of the Directors for the time being or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third shall retire from office.

8.16	The Directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected Directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot. The Directors to retire on each occasion both as to number and identity) shall be determined by the composition of the Board at the date of the notice convening the annual meeting of Shareholders, and no Director shall be required to retire or be relieved from retiring by reason of any change in the number or identity of the Directors after the date of such notice but before the close of the meeting.

8.17	A Director who retires at the annual meeting of Shareholders shall be eligible for re-election. If he is not re-elected he shall retain office until the meeting elects someone in his place, or if it does not do so, until the end of the meeting.

8.18	Subject to the provisions of these Articles, the Company may by a Resolution of Shareholders at the meeting at which a Director retires in the manner aforesaid fill the vacated office by electing a person and in default the retiring Director shall, if willing to continue to act, be deemed to have been re- elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such Director shall have been put to the meeting and lost.

8.19	A Director may hold the office of an Executive Director or a Non Executive Director.

8.20	An Executive Director shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

8.21	Each Director shall have the power to appoint any person to be his alternate Director and may at his discretion remove such alternate Director. If such alternate Director is not another Director, such appointment, unless previously approved by the Board, shall have effect only upon and subject to it being so approved. Any appointment or removal of an alternate Director shall be effected by notice in writing signed by the appointor and delivered to the registered office or tendered at a meeting of the Board. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend at and vote as a Director at any such meeting at which the Director appointing him is not personally present and to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director.

8.22	Every person acting as an alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the provisions of these Articles relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part (if any) of the remuneration otherwise payable to the Director appointing him as such Director may by notice in writing to the Company from time to time direct.

8.23	Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

8.24	An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director provided that, if at any meeting any Director retires by rotation or otherwise but is re-elected at the same meeting, any appointment made by him pursuant to this regulation which was in force immediately before his retirement shall remain in force as though he had not retired.

8.25	Each of the Directors shall be paid a fee at such rate as may from time to time be determined by the Board provided that the aggregate of all such fees so paid to Directors (excluding amounts payable under any other regulation and any amount payable under any service contract) shall not exceed

$1,000,000 per annum, or such higher amount as may from time to time be determined by Resolution of Shareholders.

8.26	Each Director may be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Board or committees of the Board or meetings of Shareholders or separate meetings of the holders of any class or series of Shares or of debentures of the Company and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company's business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other regulation.

9.	POWERS OF DIRECTORS

9.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

9.3	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

9.4	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

9.5	The continuing directors may act notwithstanding any vacancy in their body.

9.6	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

9.7	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

9.8	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

10.	PROCEEDINGS OF DIRECTORS

10.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

10.2	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

10.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

10.4	A director shall be given not less than 3 days’ notice of meetings of directors, but a meeting of directors held without 3 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

10.5	A director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote in place of the director until the appointment lapses or is terminated.

10.6	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum is 2.

10.7	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

10.8	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting.

10.9	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

11.	COMMITTEES

11.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

11.2	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors (which does not include the power to nominate a director to the board or recommend the removal of a director from the board);

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

11.3	Sub-Regulation 11.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

11.4	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

12.	OFFICERS AND AGENTS

12.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Any number of offices may be held by the same person.

12.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

12.3	The emoluments of all officers shall be fixed by Resolution of Directors.

12.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

12.5	The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

12.6	An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or the Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or to approve a liquidation plan;

(j)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

12.7	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.8	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

13	TAKEOVER PROVISIONS

13.1	Except with the consent of the Board, when:-

(a)	any person acquires, whether by a series of transactions over a period of time or not, Shares which (taken together with Shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of the Company; or

(b)	any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires additional Shares which increase his percentage of the voting rights;

such person (“the offeror”) shall extend an offer, on the basis set out in this Regulation 13, to the holders of all the issued shares in the Company.

13.2	Any offer made under this Regulation must be conditional only upon the offeror having received acceptances in respect of Shares which, together with Shares acquired or agreed to be acquired before or during the offer, will result in the offeror and any person acting in concert with it holding Shares carrying more than 50% of the voting rights.

13.3	No acquisition of Shares which would give rise to a requirement for any offer under this Regulation may be made or registered if the making or implementation of such offer would or might be dependent on the passing of a resolution at any meeting of Shareholders of the Company or upon any other conditions, consents or arrangements.

13.4	Offers made under this Regulation must, in respect of each class of Share capital involved, be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with it for Shares of that class during the offer period and within 12 months prior to its commencement. The cash offer or the cash alternative must remain open after the offer has become or is declared unconditional as to acceptances for not less than 14 days after the date on which it would otherwise have expired.

13.5	No nominee of an offeror or persons acting in concert with it may be appointed as a Director, nor may an offeror and persons acting in concert with it exercise the votes attaching to any Shares held in the Company until the offer document has been posted.

13.6	Any offer required to be made pursuant to this Reglation 13 shall be made on terms that would be required by the then current United Kingdom City Code on Takeovers and Mergers (“the City Code”), save to the extent that the board otherwise determines. In relation to any offer required to be made pursuant to this Regulation 13, any matter which under the City Code would fall to be determined by the Panel shall be determined by the board in its absolute discretion or by such person appointed by the board to make such determination.

13.7	Except with the consent of the board, Shareholders shall comply with the requirements of the City Code, as may from time to time be published by the United Kingdom Panel on Takeovers and Mergers (“the Panel”), in relation to any dealings in any Shares of the Company and in relation to their dealings with the Company in relation to all matters. Any matter which under the City Code would fall to be determined by the Panel shall be determined by the Board in its absolute discretion or by such person appointed by the Board to make such determination. Any notice which under the City Code is required to be given to the Panel or any person (other than the Company) shall be given to the Company at its registered office.

13.8	If at any time the Board is satisfied that any Shareholder having incurred an obligation under this Regulation 13 to extend an offer to the holders of all the issued Shares shall have failed so to do, or that any Shareholders is in default of any other obligation imposed upon Shareholders pursuant to this Regulation 13, then the Board may, in its absolute discretion at any time thereafter by notice (a “direction notice”) to such Shareholders and any other Shareholders acting in concert with such Shareholders (together “the defaulters”) direct that:

(a)	in respect of the Shares held by the defaulters (the “default shares”) the defaulters shall not be entitled to vote at a general meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company;

(b)	except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the default shares, whether in respect of capital or dividend or otherwise, and the Company shall not meet any liability to pay interest on any such payment when it is finally paid to the Shareholders;

(c)	no other distribution shall be made on the default shares.

The Board may at any time give notice cancelling a direction notice.

13.9	In construing this Regulation 13, words and expressions used in or defined in the City Code shall bear the same meanings given by the City Code.

14.	CONFLICT OF INTERESTS

14.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2	For the purposes of Sub-Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

14.4	vote on a matter relating to the transaction;

14.5	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

14.6

sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15.	INDEMNIFICATION

15.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(c)	The indemnity in Sub-Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.2	For the purposes of Sub-Regulation 15.1(c), a director acts in the best interests of the Company if he acts in the best interests of

(a)	the Company’s holding company; or

(b)	a Shareholder or Shareholders of the Company;

in either case, in the circumstances specified in Sub-Regulation 15.1 or the Act, as the case may be.

15.3	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.5	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Sub-Regulation 15.1.

15.6	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Sub-Regulation 15.1 and upon such terms and conditions, if any, as the Company deems appropriate.

15.7	The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

15.8	If a person referred to in Sub-Regulation 15.1 has been successful in defence of any proceedings referred to in Sub-Regulation 15.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

15.9	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16	RECORDS

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

16.3	If the Company maintains only a copy of the register of members or a copy of the register of directors a at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of directors.

16.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

17	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

17.1	the date of creation of the charge;

17.2	a short description of the liability secured by the charge;

17.3	a short description of the property charged;

17.4	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

17.5	unless the charge is a security to bearer, the name and address of the holder of the charge; and

17.6	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

19	DISTRIBUTIONS BY WAY OF DIVIDEND

19.1	The directors of the Company may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

19.2	Dividends may be paid in money, shares, or other property.

19.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub-Regulation 22 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

19.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

20	ACCOUNTS AND AUDIT

20.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

20.4	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

20.5	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

20.6	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.7	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

20.8	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

20.9	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

21	NOTICES

21.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

21.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22	VOLUNTARY LIQUIDATION

The Company may by Resolution of Shareholders or by Resolution of Directors appoint a voluntary liquidator.

23	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

24	DISCLOSURE OF INTEREST IN SHARES AND FAILURE TO DISCLOSE

24.1	Subject to any requirement under the Act, the provisions of Chapter 5 of the Disclosure and Transparency Rules which relate to the requirement of persons to disclose their interests in shares, shall apply to the Company as if its Home State (as defined in such rules) was the United Kingdom and such rules shall be deemed to be incorporated into these Regulations and shall bind the Company and the Shareholders (other than the Depository).

24.2	Subject to any requirement under the Act, the provisions of section 793 of the UK CA 2006 shall be deemed to be incorporated into these Regulations and shall bind the Company and the Shareholders and references in such section to “a public company” shall be deemed to be references to the Company.

24.3	Where notice is served by the Company under section 793 of the UK CA 2006 (a “section 793 notice”) on a Shareholder, or another person whom the Company knows or has reasonable cause to believe to be interested in shares held by that Shareholder, and the Shareholder or other person has failed in relation to any shares (the “default shares”, which expression includes any shares issued to such Shareholder after the date of the section 793 notice in respect of those shares) to give the Company the information required within 14 days following the date of service of the section 793 notice, the Board may serve on the holder of such default shares a notice (a "disenfranchisement notice") whereupon the following sanctions apply, unless the Board otherwise decides:

24.3.1	the Shareholder shall not be entitled in respect of the default shares to be present or to vote (either in person or by proxy) at a General Meeting or at a separate meeting of the holders of a class of shares or on a poll or to exercise other rights conferred by membership in relation to the meeting or poll; and

24.3.2	where the default shares represent at least 0.25 per cent in nominal value of the issued shares of their class (calculated exclusive of any shares held as Treasury Shares):

(a)	a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it; and

(b)	no transfer of any of the default shares shall be registered unless:

(i)	the transfer is an excepted transfer; or

(ii)	the Shareholder is not himself in default in supplying the information required and the Shareholder proves to the satisfaction of the Board that no person in default in supplying the information required is interested in any of the shares the subject of the transfer; or

(iii)	registration of the transfer is required by any Relevant System,

(and, for the purpose of ensuring this Regulation 24.3.2(b) can apply to all shares held by the holder, the Company may, in accordance with the regulations of any Relevant System, issue written notification to the operator of the Relevant System requiring the conversion into certificated form of any shares held by the holder in uncertificated form).

25	REMOVAL OF SANCTIONS

The sanctions under Regulation 24 shall cease to apply seven days after the receipt by the Company of:

25.1	notice of registration of an excepted transfer, in relation to the default shares the subject of the excepted transfer; and

25.2	all information required by the section 793 notice, in a form satisfactory to the Board, in relation to any default shares.

26	NOTICE TO PERSON OTHER THAN A SHAREHOLDER

Where, on the basis of information obtained from a Shareholder in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the Shareholder, but the accidental omission to do so, or the non-receipt by the Shareholder of the copy, does not invalidate or otherwise affect the application of Regulation 25.

27	INTEREST IN SHARES, FAILURE TO GIVE INFORMATION AND EXCEPTED TRANSFERS

27.1	For the purpose of Regulations 24 to 26:

27.1.1	“interested” has the same meaning as in Part 22 of the UK CA 2006;

27.1.2	reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:

(a)	reference to his having failed or refused to give all or any part of it; and

(b)	reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular; and

27.1.3	“excepted transfer” means, in relation to shares held by a Shareholder:

(a)	a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 428(1) of the UK Companies Act or section 974 of the UK CA 2006, whichever is in force at the relevant date); or

(b)	a transfer where the Directors are satisfied that the transfer is made pursuant to a bona fide sale of the whole of the beneficial ownership of the shares to a party unconnected with the member or with any person appearing to be interested in such shares including any such sale made through a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) (being a statute in force in the UK as may be amended or re-enacted from time to time) or another stock exchange outside the United Kingdom on which shares in the capital of the Company are normally traded. For the purposes of this sub-paragraph any associate (as that term is defined in Section 435 of the UK Insolvency Act 1986) shall be included amongst the persons who are connected with the member or any person appearing to be interested in such shares.

27.2	Regulations 24 to 27 are in addition to and without prejudice to the BVI Companies Act.

Signed for HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 17 March 2006:

Incorporator

Sgd: Andrew Swapp

Andrew Swapp

Authorised Signatory

HARNEYS CORPORATE SERVICES LIMITED